SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Schedule TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the
Securities Exchange Act of 1934

American International Group, Inc.
(Name of Subject Companies (Issuer); Name of Filing Person (Offeror))

Equity Units consisting of Corporate Units
(CUSIP No. – 026874 115)
(Title of Class of Securities)
(CUSIP Number of Class of Securities)

Kathleen E. Shannon, Esq.
Senior Vice President and Deputy General Counsel
American International Group, Inc.
180 Maiden Lane
New York, New York 10038
(212) 770-7000
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

With copies to:
Robert W. Reeder III, Esq.
Ann Bailen Fisher, Esq.
Glen T. Schleyer, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

CALCULATION OF FILING FEE

Transaction valuation(*)	Amount of Filing Fee(**)
$638,293,600	$45,511

*	Estimated solely for the purpose of computing the filing fee. This Tender Offer Statement on Schedule TO relates to an exchange offer of 0.09867 shares of common stock, par value $2.50 per share, of American International Group, Inc. plus $3.2702 in cash for each validly tendered and accepted Equity Unit consisting of a Corporate Unit, up to an aggregate of 74,480,000 Corporate Units (as adjusted), subject to the terms and conditions set forth in the related offer to exchange and letter of transmittal. The transaction valuation was calculated based on the market value of the Corporate Units in accordance with Rules 0-11(a)(4) and (b) under the Exchange Act as follows: the product of (i) $8.57, the average of the high and low prices per Corporate Unit as reported on the New York Stock Exchange on October 6, 2010 and (ii) 74,480,000, the maximum number of Corporate Units that could be exchanged in the exchange offer.

**	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act equals $71.30 for each $1,000,000 of the value of the transaction.
☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $28,145	Filing Party: American International Group, Inc.

Form or Registration No.: Form S-4 (File No. 333-169849)	Date Filed: October 8, 2010
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:
☐	Rule 13e–4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d–1(d) (Cross-Border Third-Party Tender Offer)

     This Amendment No. 1 to the Tender Offer Statement on Schedule TO relates to an offer by American International Group, Inc. (the “Company” or “AIG”) to exchange 0.09867 shares of the Company’s common stock, par value $2.50 per share, plus $3.2702 in cash for each validly tendered and accepted Equity Unit consisting of a Corporate Unit, up to an aggregate of 74,480,000 Corporate Units (as adjusted), subject to the terms and conditions set forth in this document and in the Offer to Exchange (incorporated by reference herein as Exhibit (a)(1)(A)) (the “Offer to Exchange”) and letter of transmittal (incorporated by reference herein as Exhibit (a)(1)(B)) (the “Letter of Transmittal”). The Offer to Exchange forms part of the Company’s Registration Statement on Form S-4 (Reg. No. 333-169849) filed with the Securities and Exchange Commission on October 8, 2010, as amended by Amendment No. 1 thereto filed on November 2, 2010 (the “Registration Statement”).
     Each Corporate Unit consists of a stock purchase contract issued by the Company and a 1/40, or 2.5%, undivided beneficial ownership interest in (i) the Company’s Series B-1 Junior Subordinated Debentures initially due February 15, 2041, (ii) the Company’s Series B-2 Junior Subordinated Debentures initially due May 1, 2041 and (iii) the Company’s Series B-3 Junior Subordinated Debentures initially due August 1, 2041 (such series of Debentures, collectively, the “Debentures”), each with a principal amount of $1,000.
     The information set forth in the Offer to Exchange and the Letter of Transmittal is hereby expressly incorporated herein by reference in response to all items required in this Schedule TO. This Schedule TO is being filed in satisfaction of the reporting requirements of Rule 13e-4(b)(1) and (c)(2) promulgated under the Securities Exchange Act of 1934, as amended.
Item 1. Summary Term Sheet.
     The information set forth in the Offer to Exchange under the headings “Questions and Answers about the Exchange Offer” and “Summary Terms of the Exchange Offer” is incorporated herein by reference.
Item 2. Subject Company Information.
(a) Name and Address.
     The name of the subject company and the issuer of the Corporate Units is American International Group, Inc. The address of its principal executive offices is 180 Maiden Lane, New York, New York 10038. Its telephone number is 212-770-7000.
(b) Securities.
     The subject class of securities is the Company’s Equity Units consisting of Corporate Units. As of November 1, 2010, there were 78,400,000 Corporate Units outstanding.
(c) Trading Market and Price.
     The information set forth in the Offer to Exchange under the heading “Price Range of Common Stock and Corporate Units; Dividends” is incorporated herein by reference.
Item 3. Identity and Background of Filing Person.
(a) Name and Address.
     American International Group, Inc. is the filing person and the subject company. The information set forth in Item 2(a) above is incorporated herein by reference.
     Pursuant to Instruction C to Schedule TO, the following persons are the executive officers and directors of the Company as of November 1, 2010:

Name	Position
Robert H. Benmosche	President, Chief Executive Officer and Director
Laurette T. Koellner	Director
Donald H. Layton	Director
Christopher S. Lynch	Director
Arthur C. Martinez	Director

Name	Position
George L. Miles, Jr.	Director
Henry S. Miller	Director
Robert S. Miller	Director and Chairman of the Board of Directors
Suzanne Nora Johnson	Director
Morris W. Offit	Director
Ronald A. Rittenmeyer	Director
Douglas M. Steenland	Director
William N. Dooley	Executive Vice President — Investments and Financial Services
Peter D. Hancock	Executive Vice President — Finance, Risk and Investments
David L. Herzog	Executive Vice President and Chief Financial Officer
Rodney O. Martin, Jr.	Executive Vice President — Life Insurance
Kristian P. Moor	Executive Vice President — General Insurance
Thomas A. Russo	Executive Vice President — Legal, Compliance, Regulatory Affairs, Government Affairs and General Counsel
Nicholas C. Walsh	Executive Vice President — General Insurance
Mark A. Wilson	Executive Vice President — Life Insurance
Jay S. Wintrob	Executive Vice President — Domestic Life and Retirement Services
Jeffrey J. Hurd	Senior Vice President — Human Resources and Communications
Robert E. Lewis	Senior Vice President and Chief Risk Officer
Monika M. Machon	Senior Vice President and Chief Investment Officer
Brian T. Schreiber	Senior Vice President — Strategic Planning
Mark E. Tucker	Chief Executive Officer — AIA Group Limited
     The business address of each executive officer and director of the Company is: c/o American International Group, Inc., 180 Maiden Lane, New York, New York 10038.
     The AIG Credit Facility Trust, a trust for the sole benefit of the United States Department of the Treasury, which is overseen by three trustees, holds a controlling interest in the Company. As of November 1, 2010, the three trustees are Jill M. Considine, Chester B. Feldberg and Peter A. Langerman. The business address of the AIG Credit Facility Trust and each of its trustees is: AIG Credit Facility Trust, c/o Kevin F. Barnard, Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022.
Item 4. Terms of the Transaction.
(a) Material Terms.
     The information set forth in the Offer to Exchange under the headings “Questions and Answers about the Exchange Offer,” “Summary Terms of the Exchange Offer,” “The Exchange Offer,” “Description of Capital Stock”, “Description of the Equity Units,” “Description of the Stock Purchase Contracts,” “Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement,” “Description of the Debentures,” “Comparison of Rights Between Equity Units and Common Stock,” and “Material U.S. Federal Income Tax Consequences,” and the information set forth in the Letter of Transmittal, is incorporated herein by reference.
(b) Purchases.
     To the best knowledge of the Company, no Corporate Units will be purchased by the Company from any officer, director or affiliate of the Company. The information set forth in the Offer to Exchange under the heading “The Exchange Offers—Corporate Units Ownership” is incorporated by reference herein.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.
(a) Agreements Involving the Subject Company’s Securities.
     The Company is party to the following agreements (which are filed as exhibits to this Schedule TO) in connection with the Equity Units:
•	Purchase Contract Agreement, dated as of May 16, 2008, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Purchase Contract Agent
•	Pledge Agreement, dated as of May 16, 2008, among the Company, The Bank of New York Mellon (formerly known as The Bank of New York), as the Purchase Contract Agent, and Wilmington Trust Company, as Collateral Agent, Custodial Agent and Securities Intermediary
•	Junior Subordinated Debt Indenture between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of March 13, 2007, as supplemented by the Sixth Supplemental Indenture, dated as of May 16, 2008, the Seventh Supplemental Indenture, dated as of May 16, 2008, and the Eighth Supplemental Indenture, dated as of May 16, 2008
•	Remarketing Agreement, dated as of May 16, 2008, among the Company, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and The Bank of New York Mellon (formerly known as The Bank of New York), as the purchase contract agent
     The information set forth in the Offer to Exchange under the headings “Description of the Equity Units,” “Description of the Stock Purchase Contracts,” “Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement,” “Description of the Debentures,” and “Comparison of Rights Between Equity Units and Common Stock,” is incorporated herein by reference.
     The Company is also party to the following agreements (each of which is filed as an exhibit to this Schedule TO) in connection with the Company’s other securities:
•	AIG Amended and Restated 1996 Employee Stock Purchase Plan; AIG 2003 Japan Employee Stock Purchase Plan; AIG 1991 Employee Stock Option Plan; AIG Amended and Restated 1999 Stock Option Plan; Form of Stock Option Grant Agreement under the AIG Amended and Restated 1999 Stock Option Plan; AIG Amended and Restated 2002 Stock Incentive Plan; Form of Restricted Stock Unit Award Agreement under the AIG Amended and Restated 2002 Stock Incentive Plan; AIG Executive Deferred Compensation Plan; AIG Director Stock Plan; Retention and Employment Agreement between AIG and Jay S. Wintrob; SunAmerica Inc. 1988 Employee Stock Plan; SunAmerica 1997 Employee Incentive Stock Plan; SunAmerica Nonemployee Directors’ Stock Option Plan; SunAmerica 1995 Performance Stock Plan; SunAmerica Inc. 1998 Long-Term Performance-Based Incentive Plan For the Chief Executive Officer; SunAmerica Inc. Long-Term Performance-Based Incentive Plan Amended and Restated 1997; American General Corporation 1994 Stock and Incentive Plan (January 2000); Amendment to American General Corporation 1994 Stock and Incentive Plan (January 1999); Amendment to American General Corporation 1994 Stock and Incentive Plan (January 2000); Amendment to American General Corporation 1994 Stock and Incentive Plan (November 2000); American General Corporation 1997 Stock and Incentive Plan; Amendment to American General Corporation 1997 Stock and Incentive Plan (January 1999); Amendment to American General Corporation 1997 Stock and Incentive Plan (November 2000); American General Corporation 1999 Stock and Incentive Plan; Amendment to American General Corporation 1999 Stock and Incentive Plan (January 1999); Amendment to American General Corporation 1999 Stock and Incentive Plan (November 2000); Amended and Restated American General Corporation Deferred Compensation Plan (12/11/00); Amended and Restated American General Supplemental Thrift Plan (12/31/98); American General Employees’ Thrift and Incentive Plan (restated July 1, 2001); American General Agents’ and Managers’ Thrift and Incentive Plan (restated July 1, 2001); CommLoCo Thrift Plan (restated July 1, 2001); Western National Corporation 1993 Stock and Incentive Plan, as amended; USLIFE

Corporation 1991 Stock Option Plan, as amended; Employment Agreement, Amendment to Employment Agreement, and Split-Dollar Agreement, including Assignment of Life Insurance Policy as Collateral, with Rodney O. Martin, Jr.; Letter Agreement, dated August 16, 2009, between AIG and Robert H. Benmosche; Assurance Agreement, by AIG in favor of eligible employees, dated as of June 27, 2005, relating to certain obligations of Starr International Company, Inc.; 2005/2006 Deferred Compensation Profit Participation Plan for Senior Partners (amended and restated effective December 31, 2008); 2005/2006 Deferred Compensation Profit Participation Plan for Partners (amended and restated effective December 31, 2008); 2005/2006 Deferred Compensation Profit Participation Plan RSU Award Agreement (amended and restated effective December 31, 2008); AIG Partners Plan (amended and restated effective December 31, 2008); AIG Executive Incentive Plan; AIG Amended and Restated 2007 Stock Incentive Plan; AIG Form of Stock Option Award Agreement; AIG Amended and Restated Form of Performance RSU Award Agreement; AIG Amended and Restated Form of Time-Vested RSU Award Agreement; AIG Form of Time-Vested RSU Award Agreement with Four-Year Pro Rata Vesting; AIG Amended and Restated Form of Time-Vested RSU Award Agreement with Three-Year Pro Rata Vesting; AIG Amended and Restated Form of Time-Vested RSU Award Agreement with Three-Year Pro Rata Vesting and with Early Retirement; Executive Severance Plan, effective as of March 11, 2008; AIG Amended and Restated Executive Severance Plan; AIG Amended and Restated Form of Non-Employee Director Deferred Stock Units Award Agreement; Form of AIG 2009 TARP RSU Award Agreement (Top 25); Form of AIG 2009 TARP RSU Award Agreement (Top 100); Form of AIG Stock Salary Award Agreement; Form of letter agreement with certain directors regarding deferred fees for 2009; 2009-2010 Stock Salary Award Agreement between AIG and Robert H. Benmosche, dated November 24, 2009; AIG Long-Term Performance Units Plan; and Form of Award Letter for Long-Term Performance Unit-based stock salary
•	Series C Perpetual, Convertible Participating Preferred Stock Purchase Agreement, dated as of March 1, 2009, between AIG Credit Facility Trust and the Company, and its Amendment No. 2 dated October 7, 2010
•	Securities Purchase Agreement, dated as of November 25, 2008, between AIG and United States Department of the Treasury, and Warrant, dated as of November 25, 2008, issued by the Company to the United States Department of the Treasury
•	Securities Exchange Agreement, dated as of April 17, 2009, between AIG and the United States Department of the Treasury, and Replacement Capital Covenant dated as of April 17, 2009, by AIG and for the benefit of each Covered Debt holder
•	Securities Purchase Agreement, dated as of April 17, 2009, between AIG and the United States Department of the Treasury, and Warrant, dated as of April 17, 2009, issued by the Company to the United States Department of the Treasury
•	Indenture between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of July 15, 1989, as amended by the First Supplemental Indenture, dated as of May 15, 2003, the Second Supplemental Indenture, dated as of September 30, 2005, and the Third Supplemental Indenture, dated as of April 20, 2006
•	Indenture between AIG and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of October 12, 2006, as amended by the First Supplemental Indenture, dated as of December 19, 2006, the Second Supplemental Indenture, dated as of January 18, 2007, the Third Supplemental Indenture, dated as of March 23, 2007, the Fourth Supplemental Indenture, dated as of April 18, 2007, the Fifth Supplemental Indenture, dated as of September 20, 2007, the Sixth Supplemental Indenture, dated as of February 26, 2008, and the Seventh Supplemental Indenture, dated as of August 18, 2008
•	Junior Subordinated Debt Indenture between AIG and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of March 13, 2007, the First Supplemental Indenture, dated as of March 13, 2007, the Second Supplemental Indenture, dated as of March 15, 2007, the Third Supplemental Indenture, dated as of March 15, 2007, the Fourth Supplemental

Indenture, dated as of June 7, 2007, the Fifth Supplemental Indenture, dated as of December 18, 2007, the Sixth Supplemental Indenture, dated as of May 16, 2008, the Seventh Supplemental Indenture, dated as of May 16, 2008, the Eighth Supplemental Indenture, dated as of May 16, 2008, the Ninth Supplemental Indenture, dated as of May 20, 2008, the Tenth Supplemental Indenture, dated as of May 22, 2008, and the Eleventh Supplemental Indenture, dated as of May 22, 2008; Replacement Capital Covenant of the Company, dated March 13, 2007, related to the Series A-1 Junior Subordinated Debentures; Replacement Capital Covenant of the Company, dated March 15, 2007, related to the Series A-2 Junior Subordinated Debentures; Replacement Capital Covenant of the Company, dated March 15, 2007, related to the Series A-3 Junior Subordinated Debentures; Replacement Capital Covenant of the Company, dated June 7, 2007, related to the Series A-4 Junior Subordinated Debentures; Replacement Capital Covenant of the Company, dated December 18, 2007, related to the Series A-5 Junior Subordinated Debentures; Replacement Capital Covenant of the Company, dated May 20, 2008, related to the Series A-6 Junior Subordinated Debentures; Replacement Capital Covenant of the Company, dated May 22, 2008, related to the Series A-7 Junior Subordinated Debentures; and Replacement Capital Covenant, dated May 22, 2008, related to the Series A-8 Junior Subordinated Debentures
•	Summary of Terms, dated as of September 30, 2010, by and among AIG, the United States Department of the Treasury, the Federal Reserve Bank of New York and the AIG Credit Facility Trust
Item 6. Purposes of the Transaction and Plans or Proposals.
(a) Purposes.
     The information set forth in the Offer to Exchange under the heading “Questions and Answers about the Exchange Offer —What is the purpose of the exchange offer?” is incorporated herein by reference.
(b) Use of Securities Acquired.
     The information set forth in the Offer to Exchange under the heading “Questions and Answers about the Exchange Offer—What does AIG intend to do with the Corporate Units that are tendered in the exchange offer?” is incorporated herein by reference.
(c) Plans.
     The information set forth in the Offer to Exchange under the heading “About American International Group, Inc.” and in the Company’s Current Report on Form 8-K filed September 30, 2010 is incorporated herein by reference.
Item 7. Source and Amount of Funds or Other Consideration.
(a) Source of Funds.
     The information set forth in the Offer to Exchange under the heading “The Exchange Offer—Source of Cash to be Paid in the Exchange Offer; Common Stock to Be Issued” is incorporated herein by reference.
(b) Conditions.
     The information set forth in the Offer to Exchange under the headings “About American International Group, Inc.” and “The Exchange Offer—Source of Cash to be Paid in the Exchange Offer; Common Stock to Be Issued” is incorporated herein by reference.
(c) Borrowed Funds.
     The information set forth in the Offer to Exchange under the headings “About American International Group, Inc.” and “The Exchange Offer—Source of Cash to be Paid in the Exchange Offer; Common Stock to Be Issued” is incorporated herein by reference.

Item 8. Interest in the Securities of the Subject Company.
(a) Securities Ownership.
     The information set forth in the Offer to Exchange under the heading “The Exchange Offer—Corporate Units Ownership” is incorporated herein by reference.
(b) Securities Transactions.
     The information set forth in the Offer to Exchange under the heading “The Exchange Offer—Corporate Units Ownership” is incorporated herein by reference.
Item 9. Persons/Assets, Retained, Employed, Compensated or Used.
(a) Solicitations or Recommendations.
     The information set forth in the Offer to Exchange under the headings “The Exchange Offer—Exchange Agent,” “The Exchange Offer—Information Agent,” “The Exchange Offer—Dealer Managers,” “The Exchange Offer—Fees and Expenses” and “The Exchange Offer—No Recommendation” is incorporated herein by reference.
Item 10. Financial Statements.
(a) Financial Information.
     Not applicable.
(b) Pro Forma Information.
     Not applicable.
Item 11. Additional Information.
(a) Agreements, Regulatory Requirements and Legal Proceedings.
     The information set forth in the Offer to Exchange under the headings “The Exchange Offers—Conditions of the Exchange Offers” and “The Exchange Offers—Regulatory Approvals; Third Party Consents; Effectiveness under Federal Securities Laws” is incorporated by reference herein.
(b) Other Material Information.
     Not applicable.
Item 12. Exhibits

EXHIBIT
NUMBER	EXHIBIT NAME

(a)(1)(A)	Offer to Exchange (incorporated by reference to the Registration Statement).

(a)(1)(B)	Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Registration Statement).

EXHIBIT
NUMBER	EXHIBIT NAME

(a)(1)(C)	Form of Notice of Withdrawal (incorporated by reference to Exhibit 99.2 to the Registration Statement).

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Incorporated by reference herein as Exhibit (a)(1)(A).

(a)(5)(A)	Press Release, dated October 8, 2010, announcing the exchange offer (incorporated by reference to the Company’s filing pursuant to Rule 425 under the Securities Act of 1933, dated October 8, 2010).

(a)(5)(B)	AIG’s Annual Report on Form 10-K for the year ended December 31, 2009, including Amendment No. 1 on Form 10-K/A filed on March 31, 2010 and Amendment No. 2 on Form 10-K/A filed on August 24, 2010 (File No. 1-8787) (incorporated by reference to such filings).

(a)(5)(C)	AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 (File No. 1-8787) (incorporated by reference to such filing).

(a)(5)(D)	AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 (File No. 1-8787) (incorporated by reference to such filing).

(a)(5)(E)	AIG’s Current Report on Form 8-K, filed with the SEC on August 6, 2010 (File No. 1-8787) (incorporated by reference to such filing).

(a)(5)(F)	AIG’s Current Report on Form 8-K, filed with the SEC on September 30, 2010 (File No. 1-8787) (incorporated by reference to such filing).

(b)(i)	Credit Agreement, dated as of September 22, 2008, between AIG and Federal Reserve Bank of New York (incorporated by reference to Exhibit 99.1 to AIG’s Current Report on Form 8-K, filed September 26, 2008 (File No. 1-8787)).

(b)(ii)	Amendment No. 2, dated as of November 9, 2008, to the Credit Agreement dated as of September 22, 2008, between AIG and Federal Reserve Bank of New York (incorporated by reference to Exhibit 10.4 to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 1-8787)).

(b)(iii)	Amendment No. 3, dated as of April 17, 2009, to the Credit Agreement, dated as of September 22, 2008, between AIG and Federal Reserve Bank of New York (incorporated by reference to Exhibit 99.1 to AIG’s Current Report on Form 8-K, filed on April 20, 2009 (File No. 1-8787)).

(b)(iv)	Amendment No. 4, dated as of December 1, 2009, to the Credit Agreement dated as of September 22, 2008 between AIG and the Federal Reserve Bank of New York (incorporated by reference to Exhibit 10.3 to AIG’s Current Report on Form 8-K filed with the SEC on December 1, 2009 (File No. 1-8787)).

(d)(i)	AIG Amended and Restated 1996 Employee Stock Purchase Plan (incorporated by reference to AIG’s Definitive Proxy Statement dated April 4, 2003 (File No. 1-8787)).

(d)(ii)	AIG 2003 Japan Employee Stock Purchase Plan (incorporated by reference to Exhibit 4 to AIG’s Registration Statement on Form S-8 (File No. 333-111737)).

(d)(iii)	AIG 1991 Employee Stock Option Plan (incorporated by reference to AIG’s Definitive Proxy Statement dated April 4, 1997 (File No. 1-8787)).

(d)(iv)	AIG Amended and Restated 1999 Stock Option Plan (incorporated by reference to AIG’s

EXHIBIT
NUMBER	EXHIBIT NAME

Definitive Proxy Statement dated April 4, 2003 (File No. 1-8787)).

(d)(v)	Form of Stock Option Grant Agreement under the AIG Amended and Restated 1999 Stock Option Plan (incorporated by reference to Exhibit 10(a) to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-8787)).

(d)(vi)	AIG Amended and Restated 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(vii)	Form of Restricted Stock Unit Award Agreement under the AIG Amended and Restated 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10(b) to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-8787)).

(d)(viii)	AIG Executive Deferred Compensation Plan (incorporated by reference to Exhibit 4(a) to AIG’s Registration Statement on Form S-8 (File No. 333-101640)).

(d)(ix)	AIG Director Stock Plan (incorporated by reference to AIG’s Definitive Proxy Statement dated April 5, 2004 (File No. 1-8787)).

(d)(x)	Retention and Employment Agreement between AIG and Jay S. Wintrob (incorporated by reference to Exhibit 10(m) to AIG’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-8787)).

(d)(xi)	Employment Agreement, Amendment to Employment Agreement, and Split-Dollar Agreement, including Assignment of Life Insurance Policy as Collateral, with Rodney O. Martin, Jr. (incorporated by reference to Exhibit 10(xx) to AIG’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-8787)).

(d)(xii)	Letter Agreement, dated August 16, 2009, between AIG and Robert H. Benmosche (incorporated by reference to Exhibit 99.1 to AIG’s Current Report on Form 8-K filed with the SEC on August 17, 2009 (File No. 1-8787)).

(d)(xiii)	Assurance Agreement, by AIG in favor of eligible employees, dated as of June 27, 2005, relating to certain obligations of Starr International Company, Inc. (incorporated by reference to Exhibit 10(6) to AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 1-8787)).

(d)(xiv)	2005/2006 Deferred Compensation Profit Participation Plan for Senior Partners (amended and restated effective December 31, 2008) (incorporated by reference to Exhibit 10.50 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xv)	2005/2006 Deferred Compensation Profit Participation Plan for Partners (amended and restated effective December 31, 2008) (incorporated by reference to Exhibit 10.51 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xvi)	2005/2006 Deferred Compensation Profit Participation Plan RSU Award Agreement (amended and restated effective December 31, 2008) (incorporated by reference to Exhibit 10.52 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xvii)	AIG Partners Plan (amended and restated effective December 31, 2008) (incorporated by reference to Exhibit 10.60 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xviii)	AIG Executive Incentive Plan (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on May 22, 2006 (File No. 1-8787)).

(d)(xix)	AIG Amended and Restated 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.62 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

EXHIBIT
NUMBER	EXHIBIT NAME

(d)(xx)	AIG Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.A to AIG’s Registration Statement on Form S-8 (File No. 333-148148)).

(d)(xxi)	AIG Amended and Restated Form of Performance RSU Award Agreement (incorporated by reference to Exhibit 10.64 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xxii)	AIG Amended and Restated Form of Time- Vested RSU Award Agreement (incorporated by reference to Exhibit 10.65 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xxiii)	AIG Form of Time-Vested RSU Award Agreement with Four-Year Pro Rata Vesting (incorporated by reference to Exhibit 10.D to AIG’s Registration Statement on Form S-8 (File No. 333-148148)).

(d)(xxiv)	AIG Amended and Restated Form of Time-Vested RSU Award Agreement with Three-Year Pro Rata Vesting (incorporated by reference to Exhibit 10.67 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xxv)	AIG Amended and Restated Form of Time-Vested RSU Award Agreement with Three-Year Pro Rata Vesting and with Early Retirement (incorporated by reference to Exhibit 10.68 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xxvi)	Executive Severance Plan, effective as of March 11, 2008 (incorporated by reference to Exhibit 10.3 to AIG’s Current Report on Form 8-K filed with the SEC on March 17, 2008 (File No. 1-8787)).

(d)(xxvii)	AIG Amended and Restated Executive Severance Plan (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on September 26, 2008 (File No. 1-8787)).

(d)(xxviii)	AIG Amended and Restated Form of Non-Employee Director Deferred Stock Units Award Agreement (incorporated by reference to Exhibit 10.69 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xxix)	Form of AIG 2009 TARP RSU Award Agreement (Top 25) (incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on December 31, 2009 (File No. 1-8787)).

(d)(xxx)	Form of AIG 2009 TARP RSU Award Agreement (Top 100) (incorporated by reference to Exhibit 10(63) to AIG’s Annual Report on Form 10-K for the year ended December 31, 2009).

(d)(xxxi)	Form of AIG Stock Salary Award Agreement (incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on December 31, 2009 (File No. 1-8787)).

(d)(xxxii)	Form of letter agreement with certain directors regarding deferred fees for 2009 (incorporated by reference to Exhibit 10(103) to Amendment No. 1 to AIG’s Annual Report for the year ended December 31, 2008 on Form 10-K/A filed with the SEC on April 30, 2009 (File No. 1-8787)).

(d)(xxxiii)	2009-2010 Stock Salary Award Agreement between AIG and Robert H. Benmosche, dated November 24, 2009 (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on November 25, 2009 (File No. 1-8787)).

(d)(xxxiv)	SunAmerica Inc. 1988 Employee Stock Plan (incorporated by reference to Exhibit 4(a) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xxxv)	SunAmerica 1997 Employee Incentive Stock Plan (incorporated by reference to Exhibit 4(b) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xxxvi)	SunAmerica Nonemployee Directors’ Stock Option Plan (incorporated by reference to Exhibit 4(c) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xxxvii)	SunAmerica 1995 Performance Stock Plan (incorporated by reference to Exhibit 4(d) to

EXHIBIT
NUMBER	EXHIBIT NAME

AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xxxviii)	SunAmerica Inc. 1998 Long-Term Performance-Based Incentive Plan For the Chief Executive Officer (incorporated by reference to Exhibit 4(e) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xxxix)	SunAmerica Inc. Long-Term Performance-Based Incentive Plan Amended and Restated 1997 (incorporated by reference to Exhibit 4(f) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xl)	American General Corporation 1994 Stock and Incentive Plan (January 2000) (incorporated by reference to Exhibit 10.2 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7981)).

(d)(xli)	Amendment to American General Corporation 1994 Stock and Incentive Plan (January 1999) (incorporated by reference to Exhibit 10.4 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981)).

(d)(xlii)	Amendment to American General Corporation 1994 Stock and Incentive Plan (January 2000) (incorporated by reference to Exhibit 10.5 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981)).

(d)(xliii)	Amendment to American General Corporation 1994 Stock and Incentive Plan (November 2000) (incorporated by reference to Exhibit 10.1 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7981)).

(d)(xliv)	American General Corporation 1997 Stock and Incentive Plan (incorporated by reference to Exhibit 10.3 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7981)).

(d)(xlv)	Amendment to American General Corporation 1997 Stock and Incentive Plan (January 1999) (incorporated by reference to Exhibit 10.7 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981)).

(d)(xlvi)	Amendment to American General Corporation 1997 Stock and Incentive Plan (November 2000) (incorporated by reference to Exhibit 10.2 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7981)).

(d)(xlvii)	American General Corporation 1999 Stock and Incentive Plan (incorporated by reference to Exhibit 10.4 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-7981)).

(d)(xlviii)	Amendment to American General Corporation 1999 Stock and Incentive Plan (January 1999) (incorporated by reference to Exhibit 10.9 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981)).

(d)(xlix)	Amendment to American General Corporation 1999 Stock and Incentive Plan (November 2000) (incorporated by reference to Exhibit 10.3 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7981)).

(d)(l)	Amended and Restated American General Corporation Deferred Compensation Plan (12/11/00) (incorporated by reference to Exhibit 10.13 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-7981)).

(d)(li)	Amended and Restated American General Supplemental Thrift Plan (12/31/98) (incorporated by reference to Exhibit 10.14 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-7981)).

EXHIBIT
NUMBER	EXHIBIT NAME

(d)(lii)	American General Employees’ Thrift and Incentive Plan (restated July 1, 2001) (incorporated by reference to Exhibit 10.15 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-7981)).

(d)(liii)	American General Agents’ and Managers’ Thrift and Incentive Plan (restated July 1, 2001) (incorporated by reference to Exhibit 4(b) to AIG’s Registration Statement on Form S-8 (File No. 333-68640)).

(d)(liv)	CommLoCo Thrift Plan (restated July 1, 2001)(incorporated by reference to Exhibit 4(c) to AIG’s Registration Statement on Form S-8 (File No. 333-68640)).

(d)(lv)	Western National Corporation 1993 Stock and Incentive Plan, as amended (incorporated by reference to Exhibit 10.18 to Western National Corporation’s Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-12540)).

(d)(lvi)	USLIFE Corporation 1991 Stock Option Plan, as amended (incorporated by reference to USLIFE Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 (File No. 1-5683)).

(d)(lvii)	AIG Long-Term Performance Units Plan (Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on May 28, 2010 (File No. 1-8787)).

(d)(lviii)	Form of Award Letter for Long-Term Performance Unit-based stock salary (Incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on May 28, 2010 (File No. 1-8787).

(d)(lix)	Purchase Contract Agreement, dated as of May 16, 2008, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Purchase Contract Agent (incorporated by reference to Exhibit 4.7 to AIG’s Current Report on Form 8-K, filed May 16, 2008 (File No. 1-8787)).

(d)(lx)	Pledge Agreement, dated as of May 16, 2008, among the Company, The Bank of New York Mellon (formerly known as The Bank of New York), as the Purchase Contract Agent, and Wilmington Trust Company, as Collateral Agent, Custodial Agent and Securities Intermediary (incorporated by reference to Exhibit 4.9 to AIG’s Current Report on Form 8-K filed May 16, 2008).

(d)(lxi)	Remarketing Agreement, dated as of May 16, 2008, among the Company, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and The Bank of New York Mellon (formerly known as The Bank of New York), as the purchase contract agent (incorporated by reference to Exhibit 4.8 to the Registration Statement).

(d)(lxii)	Series C Perpetual, Convertible Participating Preferred Stock Purchase Agreement, dated as of March 1, 2009, between AIG Credit Facility Trust and the Company (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K/A filed with the SEC on March 13, 2009 (File No. 1-8787)).

(d)(lxiii)	Amendment No. 2, dated October 7, to the Series C Perpetual, Convertible Participating Preferred Stock Purchase Agreement, between AIG Credit Facility Trust and the Company (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on October 8, 2010 (File No. 1-8787)).

(d)(lxiv)	Securities Purchase Agreement, dated as of November 25, 2008, between AIG and United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on November 26, 2008 (File No. 1-8787)).

(d)(lxv)	Warrant, dated as of November 25, 2008, issued by the Company to the United States Department of the Treasury (incorporated by reference to Exhibit 10.2 to AIG’s Current

EXHIBIT
NUMBER	EXHIBIT NAME

Report on Form 8-K filed with the SEC on November 26, 2008 (File No. 1-8787)).

(d)(lxvi)	Securities Exchange Agreement, dated as of April 17, 2009, between AIG and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K, filed on April 20, 2009 (File No. 1-8787)).

(d)(lxvii)	Replacement Capital Covenant dated as of April 17, 2009, by AIG and for the benefit of each Covered Debt holder (incorporated by reference to Exhibit 99.1 to AIG’s Current Report on Form 8-K filed with the SEC on April 20, 2009 (File No. 1-8787)).

(d)(lxviii)	Securities Purchase Agreement, dated as of April 17, 2009, between AIG and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K, filed on April 20, 2009 (File No. 1-8787)).

(d)(lxix)	Warrant, dated as of April 17, 2009, issued by the Company to the United States Department of the Treasury (incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on April 20, 2009 (File No. 1-8787)).

(d)(lxx)	Indenture between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of July 15, 1989, as amended by the First Supplemental Indenture, dated as of May 15, 2003, the Second Supplemental Indenture, dated as of September 30, 2005, the Third Supplemental Indenture, dated as of April 20, 2006, and the Fourth Supplemental Indenture, dated as of June 16, 2006 (Indenture, incorporated by reference to Exhibit 4 to AIG’s Registration Statement on Form S-3 (File No. 33-25291), First Supplemental Indenture, incorporated by reference to Exhibit 4.2 to AIG’s Registration Statement on Form S-4 (File No. 333-107945), Second Supplemental Indenture, incorporated by reference to Exhibit 4.3 to AIG’s Registration Statement on Form S-4 (File No. 333-135880) and Third Supplemental Indenture, incorporated by reference to Exhibit 4.4 to AIG’s Registration Statement on Form S-4 (File No. 333-135876)).

(d)(lxxi)	Indenture between AIG and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of October 12, 2006, as amended by the First Supplemental Indenture, dated as of December 19, 2006, the Second Supplemental Indenture, dated as of January 18, 2007, the Third Supplemental Indenture, dated as of March 23, 2007, the Fourth Supplemental Indenture, dated as of April 18, 2007, the Fifth Supplemental Indenture, dated as of September 20, 2007, the Sixth Supplemental Indenture, dated as of February 26, 2008, and the Seventh Supplemental Indenture, dated as of August 18, 2008 (Indenture, and First, Second, Third and Fourth Supplemental Indentures, incorporated by reference to Exhibit 4.1 to AIG’s Registration Statement on Form S-3, filed on June 22, 2007 (File No. 333-143992); Fifth, Sixth and Seventh Supplemental Indentures incorporated by reference to Post-Effective Amendment No. 1 to AIG’s Registration Statement on Form S-3, filed on August 9, 2010 (File No. 333-160645)).

(d)(lxxii)	Junior Subordinated Debt Indenture between AIG and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of March 13, 2007, the First Supplemental Indenture, dated as of March 13, 2007, the Second Supplemental Indenture, dated as of March 15, 2007, the Third Supplemental Indenture, dated as of March 15, 2007, the Fourth Supplemental Indenture, dated as of June 7, 2007, the Fifth Supplemental Indenture, dated as of December 18, 2007, the Sixth Supplemental Indenture, dated as of May 16, 2008, the Seventh Supplemental Indenture, dated as of May 16, 2008, the Eighth Supplemental Indenture, dated as of May 16, 2008, the Ninth Supplemental Indenture, dated as of May 20, 2008, the Tenth Supplemental Indenture, dated as of May 22, 2008, and the Eleventh Supplemental Indenture, dated as of May 22, 2008 (Junior Subordinated Debt Indenture and First Supplemental Indenture, incorporated by reference

EXHIBIT
NUMBER	EXHIBIT NAME

to Exhibits 4.1 and 4.2, respectively, to AIG’s Current Report on Form 8-K, filed March 13, 2007 (File No. 1-8787); Second Supplemental Indenture and Third Supplemental Indenture, incorporated by reference to Exhibits 4.2 and 4.4, respectively, to AIG’s Current Report on Form 8-K, filed March 16, 2007 (File No. 1-8787); Fourth Supplemental Indenture incorporated by reference to Exhibit 4.1 to AIG’s Current Report on Form 8-K, filed June 7, 2007 (File No. 1-8787); Fifth Supplemental Indenture incorporated by reference to Exhibit 4.1 to AIG’s Current Report on Form 8-K, filed December 18, 2007 (File No. 1-8787); Sixth, Seventh and Eighth Supplemental Indenture incorporated by reference to Exhibits 4.1, 4.2 and 4.3, respectively, to AIG’s Current Report on Form 8-K, filed May 16, 2008 (File No. 1-8787); Ninth, Tenth and Eleventh Supplemental Indentures, incorporated by reference to Post-Effective Amendment No. 1 to AIG’s Registration Statement on Form S-3, filed on August 9, 2010 (File No. 333-160645)).

(d)(lxxiii)	Replacement Capital Covenant of the Company, dated March 13, 2007, related to the Series A-1 Junior Subordinated Debentures (Incorporated by reference to AIG’s Current Report on Form 8-K filed March 13, 2007 (File No. 1-8787)).

(d)(lxxiv)	Replacement Capital Covenant of the Company, dated March 15, 2007, related to the Series A-2 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed March 16, 2007 (File No. 1-8787)).

(d)(lxxv)	Replacement Capital Covenant of the Company, dated March 15, 2007, related to the Series A-3 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed March 16, 2007 (File No. 1-8787)).

(d)(lxxvi)	Replacement Capital Covenant of the Company, dated June 7, 2007, related to the Series A-4 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed June 7, 2007 (File No. 1-8787)).

(d)(lxxvii)	Replacement Capital Covenant of the Company, dated December 18, 2007, related to the Series A-5 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed December 18, 2007 (File No. 1-8787)).

(d)(lxxviii)	Replacement Capital Covenant of the Company, dated May 20, 2008, related to the Series A-6 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed May 20, 2008 (File No. 1-8787)).

(d)(lxxix)	Replacement Capital Covenant of the Company, dated May 22, 2008, related to the Series A-7 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed March 22, 2008 (File No. 1-8787)).

(d)(lxxx)	Replacement Capital Covenant, dated May 22, 2008, related to the Series A-8 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed March 22, 2008 (File No. 1-8787)).

(d)(lxxxi)	Summary of Terms, dated as of September 30, 2010, by and among American International Group, Inc., the United States Department of the Treasury, the Federal Reserve Bank of New York and the AIG Credit Facility Trust (incorporated by reference to AIG’s Current Report on Form 8-K filed September 30, 2010 (File No. 1-8787)).

(g)	Not applicable.

(h)	Tax Opinion of Sullivan & Cromwell LLP (incorporated by reference to Exhibit 8.1 to the Registration Statement).
Item 13. Information Required by Schedule 13E-3.
     Not applicable.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: November 2, 2010

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ David L. Herzog
	Name:	David L. Herzog
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	EXHIBIT NAME

(a)(1)(A)	Offer to Exchange (incorporated by reference to the Registration Statement).

(a)(1)(B)	Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Registration Statement).

(a)(1)(C)	Form of Notice of Withdrawal (incorporated by reference to Exhibit 99.2 to the Registration Statement).

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Incorporated by reference herein as Exhibit (a)(1)(A).

(a)(5)(A)	Press Release, dated October 8, 2010, announcing the exchange offer (incorporated by reference to the Company’s filing pursuant to Rule 425 under the Securities Act of 1933, dated October 8, 2010).

(a)(5)(B)	AIG’s Annual Report on Form 10-K for the year ended December 31, 2009, including Amendment No. 1 on Form 10-K/A filed on March 31, 2010 and Amendment No. 2 on Form 10-K/A filed on August 24, 2010 (File No. 1-8787) (incorporated by reference to such filings).

(a)(5)(C)	AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 (File No. 1-8787) (incorporated by reference to such filing).

(a)(5)(D)	AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 (File No. 1-8787) (incorporated by reference to such filing).

(a)(5)(E)	AIG’s Current Report on Form 8-K, filed with the SEC on August 6, 2010 (File No. 1-8787) (incorporated by reference to such filing).

(a)(5)(F)	AIG’s Current Report on Form 8-K, filed with the SEC on September 30, 2010 (File No. 1-8787) (incorporated by reference to such filing).

(b)(i)	Credit Agreement, dated as of September 22, 2008, between AIG and Federal Reserve Bank of New York (incorporated by reference to Exhibit 99.1 to AlG’s Current Report on Form 8-K, filed September 26, 2008 (File No. 1-8787)).

(b)(ii)	Amendment No. 2, dated as of November 9, 2008, to the Credit Agreement dated as of September 22, 2008, between AIG and Federal Reserve Bank of New York (incorporated by reference to Exhibit 10.4 to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 1-8787)).

(b)(iii)	Amendment No. 3, dated as of April 17, 2009, to the Credit Agreement, dated as of September 22, 2008, between AIG and Federal Reserve Bank of New York (incorporated by reference to Exhibit 99.1 to AIG’s Current Report on Form 8-K, filed on April 20, 2009 (File No. 1-8787)).

(b)(iv)	Amendment No. 4, dated as of December 1, 2009, to the Credit Agreement dated as of September 22, 2008 between AIG and the Federal Reserve Bank of New York (incorporated by reference to Exhibit 10.3 to AIG’s Current Report on Form 8-K filed with the SEC on December 1, 2009 (File No. 1-8787)).

(d)(i)	AIG Amended and Restated 1996 Employee Stock Purchase Plan (incorporated by reference to AIG’s Definitive Proxy Statement dated April 4, 2003 (File No. 1-8787)).

(d)(ii)	AIG 2003 Japan Employee Stock Purchase Plan (incorporated by reference to Exhibit 4 to AIG’s Registration Statement on Form S-8 (File No. 333-111737)).

EXHIBIT
NUMBER	EXHIBIT NAME

(d)(iii)	AIG 1991 Employee Stock Option Plan (incorporated by reference to AIG’s Definitive Proxy Statement dated April 4, 1997 (File No. 1-8787)).

(d)(iv)	AIG Amended and Restated 1999 Stock Option Plan (incorporated by reference to AIG’s Definitive Proxy Statement dated April 4, 2003 (File No. 1-8787)).

(d)(v)	Form of Stock Option Grant Agreement under the AIG Amended and Restated 1999 Stock Option Plan (incorporated by reference to Exhibit 10(a) to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-8787)).

(d)(vi)	AIG Amended and Restated 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(vii)	Form of Restricted Stock Unit Award Agreement under the AIG Amended and Restated 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10(b) to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-8787)).

(d)(viii)	AIG Executive Deferred Compensation Plan (incorporated by reference to Exhibit 4(a) to AIG’s Registration Statement on Form S-8 (File No. 333-101640)).

(d)(ix)	AIG Director Stock Plan (incorporated by reference to AIG’s Definitive Proxy Statement dated April 5, 2004 (File No. 1-8787)).

(d)(x)	Retention and Employment Agreement between AIG and Jay S. Wintrob (incorporated by reference to Exhibit 10(m) to AIG’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-8787)).

(d)(xi)	Employment Agreement, Amendment to Employment Agreement, and Split-Dollar Agreement, including Assignment of Life Insurance Policy as Collateral, with Rodney O. Martin, Jr. (incorporated by reference to Exhibit 10(xx) to AIG’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-8787)).

(d)(xii)	Letter Agreement, dated August 16, 2009, between AIG and Robert H. Benmosche (incorporated by reference to Exhibit 99.1 to AIG’s Current Report on Form 8-K filed with the SEC on August 17, 2009 (File No. 1-8787)).

(d)(xiii)	Assurance Agreement, by AIG in favor of eligible employees, dated as of June 27, 2005, relating to certain obligations of Starr International Company, Inc. (incorporated by reference to Exhibit 10(6) to AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 1-8787)).

(d)(xiv)	2005/2006 Deferred Compensation Profit Participation Plan for Senior Partners (amended and restated effective December 31, 2008) (incorporated by reference to Exhibit 10.50 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xv)	2005/2006 Deferred Compensation Profit Participation Plan for Partners (amended and restated effective December 31, 2008) (incorporated by reference to Exhibit 10.51 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xvi)	2005/2006 Deferred Compensation Profit Participation Plan RSU Award Agreement (amended and restated effective December 31, 2008) (incorporated by reference to Exhibit 10.52 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xvii)	AIG Partners Plan (amended and restated effective December 31, 2008) (incorporated by reference to Exhibit 10.60 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xviii)	AIG Executive Incentive Plan (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on May 22, 2006 (File No. 1-8787)).

(d)(xix)	AIG Amended and Restated 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.62 to

EXHIBIT
NUMBER	EXHIBIT NAME

AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xx)	AIG Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.A to AIG’s Registration Statement on Form S-8 (File No. 333-148148)).

(d)(xxi)	AIG Amended and Restated Form of Performance RSU Award Agreement (incorporated by reference to Exhibit 10.64 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xxii)	AIG Amended and Restated Form of Time- Vested RSU Award Agreement (incorporated by reference to Exhibit 10.65 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xxiii)	AIG Form of Time-Vested RSU Award Agreement with Four-Year Pro Rata Vesting (incorporated by reference to Exhibit 10.D to AIG’s Registration Statement on Form S-8 (File No. 333-148148)).

(d)(xxiv)	AIG Amended and Restated Form of Time-Vested RSU Award Agreement with Three-Year Pro Rata Vesting (incorporated by reference to Exhibit 10.67 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xxv)	AIG Amended and Restated Form of Time-Vested RSU Award Agreement with Three-Year Pro Rata Vesting and with Early Retirement (incorporated by reference to Exhibit 10.68 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xxvi)	Executive Severance Plan, effective as of March 11, 2008 (incorporated by reference to Exhibit 10.3 to AIG’s Current Report on Form 8-K filed with the SEC on March 17, 2008 (File No. 1-8787)).

(d)(xxvii)	AIG Amended and Restated Executive Severance Plan (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on September 26, 2008 (File No. 1-8787)).

(d)(xxviii)	AIG Amended and Restated Form of Non-Employee Director Deferred Stock Units Award Agreement (incorporated by reference to Exhibit 10.69 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2008).

(d)(xxix)	Form of AIG 2009 TARP RSU Award Agreement (Top 25) (incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on December 31, 2009 (File No. 1-8787)).

(d)(xxx)	Form of AIG 2009 TARP RSU Award Agreement (Top 100) (incorporated by reference to Exhibit 10(63) to AIG’s Annual Report on Form 10-K for the year ended December 31, 2009).

(d)(xxxi)	Form of AIG Stock Salary Award Agreement (incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on December 31, 2009 (File No. 1-8787)).

(d)(xxxii)	Form of letter agreement with certain directors regarding deferred fees for 2009 (incorporated by reference to Exhibit 10(103) to Amendment No. 1 to AIG’s Annual Report for the year ended December 31, 2008 on Form 10-K/A filed with the SEC on April 30, 2009 (File No. 1-8787)).

(d)(xxxiii)	2009-2010 Stock Salary Award Agreement between AIG and Robert H. Benmosche, dated November 24, 2009 (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on November 25, 2009 (File No. 1-8787)).

(d)(xxxiv)	SunAmerica Inc. 1988 Employee Stock Plan (incorporated by reference to Exhibit 4(a) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xxxv)	SunAmerica 1997 Employee Incentive Stock Plan (incorporated by reference to Exhibit 4(b) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xxxvi)	SunAmerica Nonemployee Directors’ Stock Option Plan (incorporated by reference to Exhibit 4(c) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xxxvii)	SunAmerica 1995 Performance Stock Plan (incorporated by reference to Exhibit 4(d) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xxxviii)	SunAmerica Inc. 1998 Long-Term Performance-Based Incentive Plan For the Chief Executive Officer (incorporated by reference to Exhibit 4(e) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

EXHIBIT
NUMBER	EXHIBIT NAME

(d)(xxxix)	SunAmerica Inc. Long-Term Performance-Based Incentive Plan Amended and Restated 1997 (incorporated by reference to Exhibit 4(f) to AIG’s Registration Statement on Form S-8 (File No. 333-70069)).

(d)(xl)	American General Corporation 1994 Stock and Incentive Plan (January 2000) (incorporated by reference to Exhibit 10.2 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7981)).

(d)(xli)	Amendment to American General Corporation 1994 Stock and Incentive Plan (January 1999) (incorporated by reference to Exhibit 10.4 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981)).

(d)(xlii)	Amendment to American General Corporation 1994 Stock and Incentive Plan (January 2000) (incorporated by reference to Exhibit 10.5 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981)).

(d)(xliii)	Amendment to American General Corporation 1994 Stock and Incentive Plan (November 2000) (incorporated by reference to Exhibit 10.1 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7981)).

(d)(xliv)	American General Corporation 1997 Stock and Incentive Plan (incorporated by reference to Exhibit 10.3 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7981)).

(d)(xlv)	Amendment to American General Corporation 1997 Stock and Incentive Plan (January 1999) (incorporated by reference to Exhibit 10.7 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981)).

(d)(xlvi)	Amendment to American General Corporation 1997 Stock and Incentive Plan (November 2000) (incorporated by reference to Exhibit 10.2 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7981)).

(d)(xlvii)	American General Corporation 1999 Stock and Incentive Plan (incorporated by reference to Exhibit 10.4 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-7981)).

(d)(xlviii)	Amendment to American General Corporation 1999 Stock and Incentive Plan (January 1999) (incorporated by reference to Exhibit 10.9 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7981)).

(d)(xlix)	Amendment to American General Corporation 1999 Stock and Incentive Plan (November 2000) (incorporated by reference to Exhibit 10.3 to American General Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7981)).

(d)(l)	Amended and Restated American General Corporation Deferred Compensation Plan (12/11/00) (incorporated by reference to Exhibit 10.13 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-7981)).

(d)(li))	Amended and Restated American General Supplemental Thrift Plan (12/31/98) (incorporated by reference to Exhibit 10.14 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-7981)).

(d)(lii)	American General Employees’ Thrift and Incentive Plan (restated July 1, 2001) (incorporated by reference to Exhibit 10.15 to American General Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-7981)).

(d)(liii)	American General Agents’ and Managers’ Thrift and Incentive Plan (restated July 1, 2001) (incorporated by reference to Exhibit 4(b) to AIG’s Registration Statement on Form S-8 (File No. 333-68640)).

(d)(liv)	CommLoCo Thrift Plan (restated July 1, 2001)(incorporated by reference to Exhibit 4(c) to AIG’s

EXHIBIT
NUMBER	EXHIBIT NAME

Registration Statement on Form S-8 (File No. 333-68640)).

(d)(lv)	Western National Corporation 1993 Stock and Incentive Plan, as amended (incorporated by reference to Exhibit 10.18 to Western National Corporation’s Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-12540)).

(d)(lvi)	USLIFE Corporation 1991 Stock Option Plan, as amended (incorporated by reference to USLIFE Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 (File No. 1-5683)).

(d)(lvii)	AIG Long-Term Performance Units Plan (Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on May 28, 2010 (File No. 1-8787)).

(d)(lviii)	Form of Award Letter for Long-Term Performance Unit-based stock salary (Incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on May 28, 2010 (File No. 1-8787).

(d)(lix)	Purchase Contract Agreement, dated as of May 16, 2008, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Purchase Contract Agent (incorporated by reference to Exhibit 4.7 to AIG’s Current Report on Form 8-K, filed May 16, 2008 (File No. 1-8787)).

(d)(lx)	Pledge Agreement, dated as of May 16, 2008, among the Company, The Bank of New York Mellon (formerly known as The Bank of New York), as the Purchase Contract Agent, and Wilmington Trust Company, as Collateral Agent, Custodial Agent and Securities Intermediary (incorporated by reference to Exhibit 4.9 to AIG’s Current Report on Form 8-K filed May 16, 2008).

(d)(lxi)	Remarketing Agreement, dated as of May 16, 2008, among the Company, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and The Bank of New York Mellon (formerly known as The Bank of New York), as the purchase contract agent (incorporated by reference to Exhibit 4.8 to the Registration Statement).

(d)(lxii)	Series C Perpetual, Convertible Participating Preferred Stock Purchase Agreement, dated as of March 1, 2009, between AIG Credit Facility Trust and the Company (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K/A filed with the SEC on March 13, 2009 (File No. 1-8787)).

(d)(lxiii)	Amendment No. 2, dated October 7, to the Series C Perpetual, Convertible Participating Preferred Stock Purchase Agreement, between AIG Credit Facility Trust and the Company (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on October 8, 2010 (File No. 1-8787)).

(d)(lxiv)	Securities Purchase Agreement, dated as of November 25, 2008, between AIG and United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on November 26, 2008 (File No. 1-8787)).

(d)(lxv)	Warrant, dated as of November 25, 2008, issued by the Company to the United States Department of the Treasury (incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on November 26, 2008 (File No. 1-8787)).

(d)(lxvi)	Securities Exchange Agreement, dated as of April 17, 2009, between AIG and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K, filed on April 20, 2009 (File No. 1-8787)).

(d)(lxvii)	Replacement Capital Covenant dated as of April 17, 2009, by AIG and for the benefit of each Covered Debt holder (incorporated by reference to Exhibit 99.1 to AIG’s Current Report on Form 8-K filed with the SEC on April 20, 2009 (File No. 1-8787)).

(d)(lxviii)	Securities Purchase Agreement, dated as of April 17, 2009, between AIG and the United States

EXHIBIT
NUMBER	EXHIBIT NAME

Department of the Treasury (incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K, filed on April 20, 2009 (File No. 1-8787)).

(d)(lxix)	Warrant, dated as of April 17, 2009, issued by the Company to the United States Department of the Treasury (incorporated by reference to Exhibit 10.2 to AIG’s Current Report on Form 8-K filed with the SEC on April 20, 2009 (File No. 1-8787)).

(d)(lxx)	Indenture between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of July 15, 1989, as amended by the First Supplemental Indenture, dated as of May 15, 2003, the Second Supplemental Indenture, dated as of September 30, 2005, the Third Supplemental Indenture, dated as of April 20, 2006, and the Fourth Supplemental Indenture, dated as of June 16, 2006 (Indenture, incorporated by reference to Exhibit 4 to AIG’s Registration Statement on Form S-3 (File No. 33-25291), First Supplemental Indenture, incorporated by reference to Exhibit 4.2 to AIG’s Registration Statement on Form S-4 (File No. 333-107945), Second Supplemental Indenture, incorporated by reference to Exhibit 4.3 to AIG’s Registration Statement on Form S-4 (File No. 333-135880) and Third Supplemental Indenture, incorporated by reference to Exhibit 4.4 to AIG’s Registration Statement on Form S-4 (File No. 333-135876)).

(d)(lxxi)	Indenture between AIG and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of October 12, 2006, as amended by the First Supplemental Indenture, dated as of December 19, 2006, the Second Supplemental Indenture, dated as of January 18, 2007, the Third Supplemental Indenture, dated as of March 23, 2007, the Fourth Supplemental Indenture, dated as of April 18, 2007, the Fifth Supplemental Indenture, dated as of September 20, 2007, the Sixth Supplemental Indenture, dated as of February 26, 2008, and the Seventh Supplemental Indenture, dated as of August 18, 2008 (Indenture, and First, Second, Third and Fourth Supplemental Indentures, incorporated by reference to Exhibit 4.1 to AIG’s Registration Statement on Form S-3, filed on June 22, 2007 (File No. 333-143992); Fifth, Sixth and Seventh Supplemental Indentures incorporated by reference to Post-Effective Amendment No. 1 to AIG’s Registration Statement on Form S-3, filed on August 9, 2010 (File No. 333-160645)).

(d)(lxxii)	Junior Subordinated Debt Indenture between AIG and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of March 13, 2007, the First Supplemental Indenture, dated as of March 13, 2007, the Second Supplemental Indenture, dated as of March 15, 2007, the Third Supplemental Indenture, dated as of March 15, 2007, the Fourth Supplemental Indenture, dated as of June 7, 2007, the Fifth Supplemental Indenture, dated as of December 18, 2007, the Sixth Supplemental Indenture, dated as of May 16, 2008, the Seventh Supplemental Indenture, dated as of May 16, 2008, the Eighth Supplemental Indenture, dated as of May 16, 2008, the Ninth Supplemental Indenture, dated as of May 20, 2008, the Tenth Supplemental Indenture, dated as of May 22, 2008, and the Eleventh Supplemental Indenture, dated as of May 22, 2008 (Junior Subordinated Debt Indenture and First Supplemental Indenture, incorporated by reference to Exhibits 4.1 and 4.2, respectively, to AIG’s Current Report on Form 8-K, filed March 13, 2007 (File No. 1-8787); Second Supplemental Indenture and Third Supplemental Indenture, incorporated by reference to Exhibits 4.2 and 4.4, respectively, to AIG’s Current Report on Form 8-K, filed March 16, 2007 (File No. 1-8787); Fourth Supplemental Indenture incorporated by reference to Exhibit 4.1 to AIG’s Current Report on Form 8-K, filed June 7, 2007 (File No. 1-8787); Fifth Supplemental Indenture incorporated by reference to Exhibit 4.1 to AIG’s Current Report on Form 8-K, filed December 18, 2007 (File No. 1-8787); Sixth, Seventh and Eighth Supplemental Indenture incorporated by reference to Exhibits 4.1, 4.2 and 4.3, respectively, to AIG’s Current Report on Form 8-K, filed May 16, 2008 (File No. 1-8787); Ninth, Tenth and Eleventh Supplemental Indentures, incorporated by reference to Post-Effective Amendment No. 1 to AIG’s Registration Statement on Form S-3, filed on August 9, 2010 (File No. 333-160645)).

(d)(lxxiii)	Replacement Capital Covenant of the Company, dated March 13, 2007, related to the Series A-1 Junior Subordinated Debentures (Incorporated by reference to AIG’s Current Report on Form 8-K filed March 13, 2007 (File No. 1-8787)).

EXHIBIT
NUMBER	EXHIBIT NAME

(d)(lxxiv)	Replacement Capital Covenant of the Company, dated March 15, 2007, related to the Series A-2 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed March 16, 2007 (File No. 1-8787)).

(d)(lxxv)	Replacement Capital Covenant of the Company, dated March 15, 2007, related to the Series A-3 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed March 16, 2007 (File No. 1-8787)).

(d)(lxxvi)	Replacement Capital Covenant of the Company, dated June 7, 2007, related to the Series A-4 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed June 7, 2007 (File No. 1-8787)).

(d)(lxxvii)	Replacement Capital Covenant of the Company, dated December 18, 2007, related to the Series A-5 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed December 18, 2007 (File No. 1-8787)).

(d)(lxxviii)	Replacement Capital Covenant of the Company, dated May 20, 2008, related to the Series A-6 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed May 20, 2008 (File No. 1-8787)).

(d)(lxxix)	Replacement Capital Covenant of the Company, dated May 22, 2008, related to the Series A-7 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed March 22, 2008 (File No. 1-8787)).

(d)(lxxx)	Replacement Capital Covenant, dated May 22, 2008, related to the Series A-8 Junior Subordinated Debentures (incorporated by reference to AIG’s Current Report on Form 8-K filed March 22, 2008 (File No. 1-8787)).

(d)(lxxxi)	Summary of Terms, dated as of September 30, 2010, by and among American International Group, Inc., the United States Department of the Treasury, the Federal Reserve Bank of New York and the AIG Credit Facility Trust (incorporated by reference to AIG’s Current Report on Form 8-K filed September 30, 2010 (File No. 1-8787)).

(g)	Not applicable.

(h)	Tax Opinion of Sullivan & Cromwell LLP (incorporated by reference to Exhibit 8.1 to the Registration Statement).